KNOLL

Knoll, Inc. Announces New Director

EAST GREENVILLE, PA, December 7-- Knoll, Inc. (NYSE: KNL) today announced the addition of Stephen F. Fisher to its Board of Directors. Mr. Fisher will also serve on the Board's Audit Committee.

Mr. Fisher serves as Executive Vice President and Chief Financial Officer of Entercom Communications Corp. (NYSE: ETM), a position he has held since November 1998. From 1994 to 1998, he was a Managing Director with a private equity firm located in Bala Cynwyd, Pennsylvania that specialized in a wide range of industries. Prior, Mr. Fisher held a number of operational and financial positions at several media companies.

Burton B. Staniar, Chairman of Knoll, stated, "We are very pleased to have someone of Steve's caliber and experience joining our Board. In particular, we will benefit from Steve's experience as CFO of a publicly-traded company."

Headquartered in East Greenville, Pennsylvania, Knoll, a leading designer and manufacturer of branded office furniture products and textiles, serves clients worldwide. Our commitment to innovation and modern design has yielded a comprehensive portfolio of products designed to provide enduring value and help clients shape their workplaces with imagination and vision. The Knoll commitment to high environmental standards is mandated by a comprehensive Environmental, Health & Safety Management Plan.

CONTACT:

Investors:

Barry L. McCabe
Senior Vice President and Chief Financial Officer
215 679-1301
bmccabe@knoll.com

Media:
David E. Bright
Vice President, Communications
212 343-4135
dbright@knoll.com